In connection with the Prospectus Supplement dated October 25, 1994 relating to $52,800,000 Principal Trust Certificates, Series 94-1, for Texaco Capital Inc. Guaranteed Debentures issued by the Trust (the "Securities"), which was originally filed on October 25, 1994 by Corporate Asset Backed Corporation, the Trust's depositor (the "Depositor"), pursuant to Rule 424(b)(5) under the Securities Act of 1933, we are making this filing, at the request of the Commission's staff, for the sole purpose of including an optional "serial" tag in the header of the electronic submission to indicate that a reporting entity separate from the Depositor is issuing the Securities.